Exhibit 10.52

ARADIGM CORPORATION

STOCK OPTION AGREEMENT

Igor Gonda (Optionee):

On February 13, 2014 (the “Grant Date”) Aradigm Corporation (the “Company”) grants to you, the optionee named above, an option to purchase shares of the common stock of the Company (“Common Stock”). This option is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

The details of your option are as follows:

1. TOTAL NUMBER OF SHARES SUBJECT TO THIS OPTION. The total number of shares of Common Stock subject to this option is 500,000.

2. VESTING. The applicable vesting schedule of this option is set forth on Schedule A hereto.

3. EXERCISE PRICE AND METHOD OF PAYMENT.

(a) Exercise Price. The exercise price of this option is $0.24 per share, which is not less than the fair market value of the Common Stock on the Grant Date.

(b) Method of Payment. Payment of the exercise price per share is due in full upon exercise of all or any part of this option. You may elect, to the extent permitted by applicable statutes and regulations, to make payment of the exercise price under one of the following alternatives:

(i) Payment of the exercise price per share in cash (including check) at the time of exercise;

(ii) Payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) Provided that at the time of exercise the Company’s Common Stock is publicly traded and quoted regularly in the Wall Street Journal, payment by delivery of already-owned shares of Common Stock, held for the period required to avoid a charge to the Company’s reported earnings, and owned free and clear of any liens, claims, encumbrances or security interests, which Common Stock shall be valued at its fair market value on the date of exercise; or

(iv) Payment by a combination of the methods of payment permitted by subparagraph 3(b)(i) through 3(b)(iii) above.

4. WHOLE SHARES. This option may not be exercised for any number of shares which would require the issuance of anything other than whole shares.

5. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, this option may not be exercised unless the shares issuable upon exercise of this option are then registered under the Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Act.

6. TERM. The term of this option commences on the Grant Date, and expires on February 12, 2024 (the “Expiration Date,” which date shall be no more than ten (10) years from the Grant Date), unless this option expires sooner as set forth below. In no event may this option be exercised on or after the Expiration Date. This option shall terminate prior to the Expiration Date as follows: three (3) months after the termination of your “Service” (as defined below) as an employee, director or consultant with the Company or an affiliate of the Company unless one of the following circumstances exists:

(a) if your termination of Service is due to your permanent and total disability (within the meaning of Section 422(c)(6) of the Code), this option will then expire on the earlier of the Expiration Date set forth above or twelve (12) months following your termination of Service.

(b) if your termination of Service is due to your death (or your death occurs within three (3) months following your termination of Service for any other reason), this option will then expire on the earlier of the Expiration Date set forth above or twelve (12) months after your death.

(c) if during any part of such three (3) month period you may not exercise your option solely because of the condition set forth in paragraph 5 above, then your option will not expire until the earlier of the Expiration Date or until this option shall have been exercisable for an aggregate period of three (3) months after your termination of Service.

(d) if your exercise of the option within three (3) months after termination of your Service would result in liability under section 16(b) of the Securities Exchange Act of 1934, then your option will expire on the earlier of (i) the Expiration Date set forth above, (ii) the tenth (10th) day after the last date upon which exercise would result in such liability or (iii) six (6) months and ten (10) days after the termination of your Service.

Notwithstanding the foregoing, this option may be exercised following your termination of Service only as to that number of shares which were vested and exercisable under the provisions of paragraph 2 on the date your Service terminated.

For the purposes of this Stock Option Agreement, the term “Service” means your continuous service with the Company or a Company affiliate as an employee, director or consultant. A change in the capacity in which you render service to the Company or a Company affiliate (for example, a change from employee to a consultant or director), or a change in the entity for which you render such services, shall not constitute a termination of your Service. To the extent permitted by law, the Board of Directors, in its sole discretion, shall determine whether an approved leave of absence, including sick leave, military leave or any personal leave, results in an interruption of your Service.

7. EXERCISE.

(a) This option may be exercised, to the extent specified above, by delivering a notice of exercise together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require. The notice of exercise documents can be obtained from the Company’s Finance and Accounting Department.

(b) By exercising this option you agree that:

(i) as a precondition to the completion of any exercise of this option, the Company may require you to enter an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of this option; (2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (3) the disposition of shares acquired upon such exercise; and

(ii) the Company (or a representative of the underwriters) may, in connection with the first underwritten registration of the offering of any securities of the Company under the Act, require that you not sell or otherwise transfer or dispose of any shares of Common Stock or other securities of the Company during such period (not to exceed one hundred eighty (180) days) following the effective date (the “Effective Date”) of the registration statement of the Company filed under the Act as may be requested by the Company or the representative of the underwriters. You further agree that the Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

8. TRANSFERABILITY. This option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise this option.

9. OPTION NOT A SERVICE CONTRACT. This option is not an employment contract and nothing in this option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company, or of the Company to continue your employment with the Company.

10. NOTICES. Any notices provided for in this Stock Option Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you hereafter designate by written notice to the Company.

11. GOVERNING LAW. The laws of the State of California shall govern all questions concerning the construction, validity and interpretation of this Stock Option Agreement, without regard to such state’s conflict of laws rules.

12. ADMINISTRATION. The Board of Directors shall have the discretionary authority to interpret this Stock Option Agreement and to take such other actions in the administration and operation of this Stock Option Agreement as the Board of Directors deems appropriate. All determinations, interpretations and constructions made by the Board of Directors shall be final, binding and conclusive on all persons.

Dated: February 13, 2014

ARADIGM CORPORATION

By
Nancy Pecota

Duly authorized on behalf of the Board of Directors

The undersigned acknowledges receipt of the foregoing option and understands that all rights and liabilities with respect to this option are set forth in this Stock Option Agreement.

IGOR GONDA, (OPTIONEE)

Address: